     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 5, 2001


                                                      REGISTRATION NO. 333-56152

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         HOUSEHOLD FINANCE CORPORATION
             (Exact name of registrant as specified in its charter)

                     DELAWARE                                           36-1239445
 (State or other jurisdiction of incorporation or          (I.R.S. Employer Identification No.)
                   organization)

                               2700 SANDERS ROAD
                        PROSPECT HEIGHTS, ILLINOIS 60070
                                 (847) 564-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                                 JOHN W. BLENKE
             VICE PRESIDENT - CORPORATE LAW AND ASSISTANT SECRETARY
                         HOUSEHOLD INTERNATIONAL, INC.
              2700 SANDERS ROAD, PROSPECT HEIGHTS, ILLINOIS 60070
                                 (847) 564-6150
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                WITH A COPY TO:
                               (AGENTS' COUNSEL)
                             SCOTT N. GIERKE, ESQ.
                            MCDERMOTT, WILL & EMERY
                227 WEST MONROE STREET, CHICAGO, ILLINOIS 60606
                                 (312) 984-7521

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and is not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.


                   Subject to Completion dated March 5, 2001


                         HOUSEHOLD FINANCE CORPORATION
                                 $1,000,000,000
                               HFC INTERNOTES(SM)

     We may offer to sell our HFC InterNotes(SM) from time to time. The specific terms of each issue of InterNotes(SM) are set prior to the time of sale and will be described in a separate pricing supplement. You should read this prospectus and that supplement carefully before you invest.

     We may offer the notes through agents who purchase the notes as principal and receive a concession. The maximum amount we expect to receive is from $998,000,000 to $970,000,000, after paying the agents concessions of between $2,000,000 and $30,000,000. The agents are not required to sell any specific amount of notes but will use their reasonable best efforts to sell the notes. We also may offer the notes directly. We have not set a date for the termination of our offering.

     The agents have advised us that from time to time they may purchase and sell notes in the secondary market, but they are not obligated to make a market in the notes and may suspend or completely stop that activity at any time. We do not intend to list the notes on any stock exchange.

     POTENTIAL PURCHASERS OF THE NOTES SHOULD READ AND CONSIDER THE INFORMATION SET FORTH IN "RISK FACTORS" ON PAGE 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any pricing supplement is accurate or complete. Any representation to the contrary is a criminal offense.

                      Joint Lead Managers and Lead Agents
BANC OF AMERICA SECURITIES LLC                                    INCAPITAL, LLC
                                     Agents

A.G. EDWARDS & SONS, INC.                   CHARLES SCHWAB & CO., INC.
EDWARD D. JONES & CO., L.P.                 FIDELITY CAPITAL MARKETS,
MERRILL LYNCH & CO.                         A DIVISION OF NATIONAL FINANCIAL
                                            SERVICES, LLC
PAINEWEBBER INCORPORATED                    MORGAN STANLEY DEAN WITTER

                        Prospectus dated March __, 2001

                               TABLE OF CONTENTS


                                                                PAGE
                                                                ----
SUMMARY.....................................................      3
ABOUT THIS PROSPECTUS.......................................      5
RISK FACTORS................................................      5
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........      5
HOUSEHOLD FINANCE CORPORATION...............................      6
USE OF PROCEEDS.............................................      6
RATIO OF EARNINGS TO FIXED CHARGES..........................      6
DESCRIPTION OF INTERNOTES(SM)...............................      7
  General...................................................      7
  Payment of Principal and Interest.........................      7
  Interest and Interest Rates...............................      8
  Payment of Interest.......................................      8
  Redemption and Repayment..................................      8
  Survivor's Option.........................................      9
  Book-Entry Notes..........................................     10
  Limitation on Liens.......................................     12
  Defeasance................................................     13
  Modification of the Indenture.............................     13
  Consolidation, Merger or Sale.............................     13
  Event of Default..........................................     13
  Concerning the Trustee....................................     14
ERISA CONSIDERATIONS........................................     14
  General...................................................     14
  Prohibited Transactions...................................     14
PLAN OF DISTRIBUTION........................................     15
WHERE YOU CAN FIND MORE INFORMATION.........................     16
LEGAL OPINIONS..............................................     16
EXPERTS.....................................................     16


          InterNotes(SM) is a Service Mark of Integrated Holdings, LLC

                                    SUMMARY

     This section summarizes the legal and financial terms of the notes that are described in more detail in "Description of InterNotes(SM)" beginning on page 7. Specific terms of any particular notes are set at the time of sale and are contained in the pricing supplement relating to those notes. That supplement may also add to or update the information contained in this prospectus. You should read the more detailed information appearing in this prospectus and in the pricing supplement before you decide to purchase any of the notes.

Issuer........................   Household Finance Corporation, 2700 Sanders
                                 Road,
                                 Prospect Heights, Illinois 60070; phone (847)
                                 564-5000

Purchasing Agent..............   Incapital, LLC

Joint Lead Managers and Lead
Agents........................   Banc of America Securities LLC and Incapital,
                                 LLC

Agents........................   A.G. Edwards & Sons, Inc.
                                 Charles Schwab & Co., Inc.
                                 Edward D. Jones & Co., L.P.
                                 Fidelity Capital Markets,
                                   a division of National Financial Services,
                                 LLC
                                 Merrill Lynch, Pierce, Fenner & Smith
                                 Incorporated
                                 Morgan Stanley & Co. Incorporated
                                 PaineWebber Incorporated

Title of Notes................   HFC InterNotes(SM)

Amount........................   We may issue up to $1,000,000,000 of notes in
                                 connection with this prospectus. There are no limitations on our ability to issue additional indebtedness in the form of InterNotes(SM) or otherwise.

Denominations.................   The notes will be issued and sold in
                                 denominations of $1,000 and multiples of $1,000
                                 (unless otherwise stated in the pricing
                                 supplement).

Status........................   The notes are our senior, unsecured
                                 obligations. The notes rank equally with our other existing and future unsecured senior indebtedness.

Maturities....................   The notes are due nine months or more from the
                                 date of issue.

Interest......................   - Each note bears interest from the issue date
                                   at a fixed rate per annum;

                                 - Interest on each note is payable either
                                   monthly, quarterly, semi-annually or annually on each interest payment date and on the maturity date. Interest also will be paid on the date of redemption or repayment if a note is redeemed or repurchased prior to maturity; and

                                 - Interest on the notes is computed on the
                                   basis of a 360-day year of twelve 30-day months.

Principal.....................   The principal amount of the notes is payable on
                                 the maturity date at the corporate trust office of the paying agent or at any other place we may designate.

Redemption and Repayment......   - Unless stated in the applicable pricing
                                   supplement, the notes are not redeemable at our option or repayable at the option of the holder prior to the maturity date; and

                                 - The notes are not subject to any sinking
                                   fund.

Survivor's Option.............   Specific notes may contain a provision that
                                 requires us, upon request, to redeem those notes prior to maturity upon the death of the owner of the notes. This option will only be permitted if it is specified in the pricing supplement for the notes and the notes were held by the owner for at least six months prior to the owner's death. The right to exercise the Survivor's Option is subject to annual dollar amount limits with respect to the exercise of this right by a single owner as well as the total exercises by all owners of notes who have a Survivor's Option. Additional details about this option are described in the section entitled "Survivor's Option" on page 9.

Sale and Clearance............   We will sell notes in the United States only.
                                 Notes are issued in book-entry only form and clear through The Depository Trust Company. We do not intend to issue notes in certificated form.

Trustee.......................   The Trustee for the notes is The Chase
                                 Manhattan Bank.

Selling Group.................   The selling group for the notes is comprised of
                                 the agents named on the cover of this
                                 prospectus and certain other broker-dealers and securities firms. The Purchasing Agent and the agents have entered into a Selling Agent
                                 Agreement with us. Dealers who are members of the selling group have executed a Master
                                 Selected Dealer Agreement with the Purchasing
                                 Agent. The agents and the dealers have agreed to market and sell the notes in accordance with the terms of those respective agreements. You may call the Purchasing Agent at 1-877-284-2663 for a list of selling group members.

                             ABOUT THIS PROSPECTUS


     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this process, we may sell up to a total amount of $1,000,000,000 in aggregate principal amount of the notes described in this prospectus from time to time. This prospectus provides you with a general description of the notes we may offer. Each time we offer to sell notes, we will provide a pricing supplement to this prospectus that will contain specific information about the terms of that offering. The pricing supplement may also add to or update the information contained in this prospectus. Before you agree to purchase any notes, you should read both this prospectus and any pricing supplement together with the additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION beginning on page 16. In this prospectus, "us", "we", the "Company" and "HFC" refer to Household Finance Corporation.


     YOU SHOULD RELY ONLY ON THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PRICING SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PRICING SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                                  RISK FACTORS

     Your investment in the notes will involve certain risks. This prospectus does not describe all of those risks. Neither we nor the agents are responsible for advising you of these risks now or as they may change in the future.

     In consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes are not an appropriate investment for you if you are not knowledgeable about the significant elements of the notes or financial matters in general. You should not purchase notes unless you understand and know you can bear these investment risks.

     Redemption - We may choose to redeem certain notes when prevailing interest rates are relatively low.

     If your notes are redeemable at our option (as specified in the applicable pricing supplement), we may choose to redeem your notes from time to time. Prevailing interest rates at the time we redeem your notes would likely be lower than the rate borne by the notes. In such a case you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely impact your ability to sell your notes as our redemption date approaches.

     Uncertain Trading Markets - We cannot assure you that a trading market for your notes will ever develop or be maintained.

     Many factors independent of our creditworthiness affect the trading market and market value of your notes. Those factors may include, without limitation:

     - the method of calculating the principal and interest for the notes;
     - the time remaining to the maturity of the notes;
     - the outstanding amount of the notes;
     - the redemption or repayment features of the notes;
     - market rates of interest; and
     - the level, direction and volatility of interest rates generally.

     In addition, there may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain of the matters discussed under the caption "Household Finance Corporation" and elsewhere in this prospectus, any pricing supplement or in the information incorporated by reference in this prospectus may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such information may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of HFC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should carefully consider any discussion relating to such risks, uncertainties and other factors included in this prospectus, any pricing supplement or in the information described under the heading WHERE YOU CAN FIND MORE INFORMATION beginning on page 16.


                         HOUSEHOLD FINANCE CORPORATION

     HFC was incorporated in Delaware in 1925, as successor to an enterprise which traces its origin through the same ownership to an office established in 1878. The address of its principal executive office is 2700 Sanders Road, Prospect Heights, Illinois 60070 (telephone 847-564-5000). HFC is a subsidiary of Household International, Inc., a New York Stock Exchange listed company.

     HFC and its subsidiaries offer a diversified range of financial services. The principal product of our consumer financial services business is the making of cash loans, including home equity loans secured by first and second mortgages, sales finance loans and other unsecured loans directly to consumers in the United States. Loans are made through branch lending offices under the brands "HFC" and "Beneficial," and through direct mail, telemarketing and the Internet. We also acquire portfolios of open-end and closed-end, secured and unsecured loans.
     We offer both MasterCard* and VISA* credit cards to residents throughout the United States primarily through strategic affinity relationships. We also originate, purchase and service revolving charge card accounts for selected merchants. These accounts result from consumer purchases of goods and services from the merchant. We also directly originate closed-end sales contracts.

     A subsidiary of HFC also makes loans to non-prime borrowers for the purchase of new and used vehicles. The loans are secured by the vehicles, which are generally sold through franchised dealers. We also make tax refund anticipation loans. These loans are marketed to consumers through the offices of tax preparation companies throughout the United States.

     Subsidiaries of HFC primarily service the loans made by HFC and its subsidiaries, including loans made by the credit card operations.

     Where applicable laws permit, we offer credit life and credit accident, health and disability insurance to our customers. Such insurance is generally written directly by, or reinsured with, one of our insurance affiliates.

*MasterCard and VISA are registered trademarks of MasterCard International
 Incorporated and VISA USA, Inc., respectively.

                                USE OF PROCEEDS

     Unless otherwise indicated in the pricing supplement for your notes, we will apply the net proceeds from the sale of those notes to our general funds to be used in our financial services business, including the funding of investments in, or extensions of credit to, our affiliates. Pending such applications, the net proceeds will be used initially to reduce the amount of our outstanding commercial paper. The proceeds of such commercial paper are used in connection with our financial services business.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for HFC and its subsidiaries for the periods indicated below was as follows:

                         NINE MONTHS
                            ENDED
                        SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                        -------------   --------------------------------
                        2000    1999    1999   1998   1997   1996   1995
                        ----    ----    ----   ----   ----   ----   ----
Ratio of Earnings to
 Fixed Charges.......   1.60    1.68    1.72   1.32   1.61   1.57   1.41

     For purposes of calculating the ratio, earnings consist of net income to which has been added income taxes and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of rental expense (approximate portion representing interest). The December 31, 1998 ratio was negatively impacted by one-time merger and integration related costs associated with the merger of Household International and Beneficial Corporation. Excluding the merger and integration related costs, the December 31, 1998 ratio would have been 1.81.

                         DESCRIPTION OF INTERNOTES(SM)

GENERAL

     We will issue the InterNotes(SM) as a series of debt securities under an indenture between us and The Chase Manhattan Bank. This prospectus briefly summarizes the indenture provisions. If you would like more information concerning these provisions, you should review the indenture that we filed with the SEC. You may also review the indenture at the office of the trustee.


     The indenture does not limit the amount of notes or other debt securities that may be issued by us. Each offering of notes may differ as to their terms. Information concerning our outstanding debt is found in the recent Forms 10-K and 10-Q that we filed with the SEC. See WHERE YOU CAN FIND MORE INFORMATION beginning on page 16.


     The notes will be unsecured, senior debt and will rank equally with all of our other existing and future unsecured, senior indebtedness. The notes will be issued in "book-entry" form, represented by a permanent global certificate registered in the name of The Depository Trust Company, or its nominee. We do not intend to issue notes in individual certificated form registered in the name of each owner.

     Notes issued in accordance with this prospectus and a related pricing supplement will also have the following general characteristics:

     - the notes may be offered from time to time by us through the Purchasing Agent and the agents and will mature on any day nine months or more from the issue date. Each note will bear interest from the issue date at a fixed rate per annum;

     - the notes are not subject to any sinking fund;

     - the minimum denomination of the notes will be $1,000 and multiples of $1,000 (unless otherwise stated in the pricing supplement); and

     - the notes will not be listed on any securities exchange.

     In addition, a pricing supplement relating to the particular notes being offered will describe specific terms relating to the offering, including:

     - the total principal amount of the notes offered;

     - the price, which may be expressed as a percentage of the principal amount, at which the notes will be issued to the public, the Purchasing Agent's concession and the net proceeds to us;

     - the date on which the notes will be issued to the public;

     - the maturity date of the notes;

     - the interest rate to be paid on the notes and the dates on which the interest payments will be made;

     - whether the "Survivor's Option" will be applicable;

     - whether the notes may be redeemed at our option or repaid at the option of the owners prior to the maturity date and the provisions relating to such redemption or repayment;

     - any special United States federal income tax implications of the purchase, ownership and disposition of the notes; and

     - any other terms of the notes.

PAYMENT OF PRINCIPAL AND INTEREST

     Principal of, premium, if any, and interest on the notes will be paid to owners of a beneficial interest in the notes in accordance with the arrangements then in place between the paying agent and DTC and its participants as described under "Book-Entry Notes." Interest on each note will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and at maturity or on the date of redemption or repayment if a note is redeemed or repaid prior to maturity. Interest is payable to the person in whose name a note is registered at the close of business on the regular record date before each interest payment date. Interest payable at maturity, on a date of redemption or repayment or in connection with the exercise of a Survivor's Option is payable to the person to whom principal is payable.

     We will pay any administrative costs imposed by banks in connection with making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon payments, including, without limitation, any withholding tax, is the responsibility of the holders of beneficial interests in the notes in respect of which such payments are made.

INTEREST AND INTEREST RATES

     Each note will begin to accrue interest on its issue date. The applicable pricing supplement will specify a fixed interest rate per annum payable monthly, quarterly, semi-annually or annually. Interest on the notes is computed on the basis of a 360-day year of twelve 30-day months. If the maturity date for any note is not a Business Day principal or premium, if any, for that note will be paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

PAYMENT OF INTEREST

     Interest on the notes will be paid as follows:

  Interest Payment
      Frequency          Interest Payment Dates
Monthly..............    Fifteenth day of each
                         calendar month,
                         beginning in the first
                         calendar month
                         following the month
                         the note was issued.
Quarterly............    Fifteenth day of every
                         third month, beginning
                         in the third calendar
                         month following the
                         month the note was
                         issued.
Semi-annual..........    Fifteenth day of every
                         sixth month, beginning
                         in the sixth calendar
                         month following the
                         month the note was
                         issued.
Annual...............    Fifteenth day of every
                         twelfth month,
                         beginning in the
                         twelfth calendar month
                         following the month
                         the note was issued.

     The regular record date for any interest payment date is the first day of the calendar month in which the interest payment date occurs, except that the regular record date for the final interest payment date is the final interest payment date.

     Interest on a note will be payable beginning on the first interest payment date after its issue date to holders of record on the corresponding regular record date. If interest is payable on a day which is not a Business Day, payment will be postponed to the next Business Day and no additional interest will accrue as a result of such delayed payment.

     "Business Day" means, with respect to any note, unless the pricing supplement relating to that note states otherwise, any weekday that is (1) not a legal holiday in New York, New York or Chicago, Illinois and (2) not a day on which banking institutions in those cities are authorized or required by law or regulation to be closed.

REDEMPTION AND REPAYMENT

     Unless we otherwise provide in the applicable pricing supplement, the notes are not redeemable or repayable prior to the maturity date.

     If the pricing supplement states that the notes are redeemable at our option prior to their maturity date, then, we may redeem any of those notes either in whole or from time to time in part, upon not less than 30 nor more than 60 days notice to DTC as the holder of the notes on such date or dates specified in the supplement.

     If the pricing supplement states that the notes are repayable at the option of the holder prior to their maturity date, we will require receipt of notice of the request for prepayment at least 30 but not more than 60 days prior to the date or dates specified in the supplement. We also must receive the completed form entitled "Option to Elect Repayment" from the holder of the notes.

     Exercise of the repayment option by the holder of a note is irrevocable. DTC's nominee is considered the holder of the notes and therefore will be the only entity that can exercise that right to repayment. See "Book-Entry Notes."

     To ensure that DTC's nominee will timely exercise a right to repayment with respect to a particular beneficial interest in a note, the beneficial owner of such interest must instruct the broker or other direct or indirect participant through which it holds a beneficial interest in the note to notify DTC of its desire to exercise a right to repayment. Be-cause different firms have different cut-off times for accepting instructions from their customers, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note to determine the cut-off times by which the instruction must be given for timely notice to be delivered to DTC. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners of the notes will be governed by agreements among them and any applicable statutory or regulatory requirements.

     The actual redemption or repayment normally will occur on the interest payment date or dates following receipt of a valid notice. Unless otherwise specified in the pricing supplement, the redemption or repayment price will equal 100% of the principal amount of the note plus accrued interest to, but excluding, the date or dates of redemption or repayment.

     We may at any time purchase notes at any price or prices in the open market or otherwise. If we purchase the notes in this manner, we have the discretion to either hold, resell or surrender the notes to the trustee for cancellation.

SURVIVOR'S OPTION

     The "Survivor's Option" is our agreement with the purchaser of a note to repurchase that note, if requested, upon the death of the purchaser occurring at least six months after the purchaser purchased the note. The pricing supplement relating to any note will state whether the estate of the deceased holder of a beneficial interest in the note will have the Survivor's Option; notes held for less than six months at the purchaser's date of death are not eligible for repurchase by exercise of the Survivor's Option.

     If the Survivor's Option is exercised, we will, at our option, either repay or purchase any note in whole or in part, that is properly tendered for repayment by or on behalf of the person that has authority to act on behalf of the deceased owner of the note, at a price equal to 100% of the principal amount of the beneficial interest of the deceased owner in the note plus accrued interest to the date of repayment.


     We have the discretionary right to limit the aggregate principal amount of notes as to which exercises of the Survivor's Option shall be accepted from all holders in any calendar year to an amount equal to the greater of $2,000,000 or 2% of the outstanding principal amount of all notes of the series outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit to $250,000 in any calendar year the aggregate principal amount of acceptances of exercise of the Survivor's Option in such calendar year for any individual deceased holder. In addition, we will not permit the exercise of the Survivor's Option for an amount less than $1,000, or other than in integral multiples of $1,000.


     An otherwise valid election to exercise the Survivor's Option may not be withdrawn. Each election to exercise the Survivor's Option will be accepted in the order received by the trustee, except for any note the acceptance of which would contravene the restrictions described above. Notes accepted for repayment pursuant to exercise of the Survivor's Option normally will be repaid on the first interest payment date that occurs 20 or more calendar days after the date of the acceptance. Each note submitted for repayment that is not accepted in any calendar year due to the application of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such notes were originally tendered.

     Since the notes are represented by a global note, DTC or its nominee is treated as the holder of the notes and will be the only entity that can exercise the Survivor's Option for such notes. To obtain repayment pursuant to exercise of the Survivor's Option for a note, the deceased holder's authorized representative must provide the following to the broker or other entity through which the beneficial interest in the note is held by the deceased owner:

     - appropriate evidence satisfactory to the trustee and the Company that (a) the deceased was the owner of a beneficial interest in the note at the time of death and for at least six months prior to his or her death, (b) the death of the beneficial owner has occurred and (c) the representative has authority to act on behalf of the deceased beneficial owner;

     - if the beneficial interest in the note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the trustee and the Company from the nominee attesting to the deceased's ownership of a beneficial interest in such note;

     - a written request for repayment signed by the representative of the decedent with signature guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

     - if applicable, a properly executed assignment or endorsement;

     - tax waivers and any other instruments or documents that the trustee or the Company reasonably requires in order to establish the validity of the ownership of the notes and the claimant's entitlement to payment; and

     - any additional information the trustee or the Company requires to document ownership or authority to make the election and to cause the redemption of the notes.

     In turn, the broker or other entity will deliver each of these items to the trustee from the broker or other entity stating that it represents the deceased beneficial owner.


     We retain the right to limit the aggregate principal amount of notes as to which exercises of the Survivor's Option will be accepted in any one calendar year as described above. All other questions regarding the eligibility or validity of any exercise of the Survivor's Option will be determined by the Company, in its sole discretion, which determination will be final and binding on all parties. If a note submitted for repayment pursuant to a valid exercise of the Survivor's Option is not accepted, the trustee will deliver a notice by first-class mail to the deceased beneficial owner's authorized representative, that states the reason the note has not been accepted for payment.


     The death of a person owning a note in "joint tenancy" or "tenancy by the entirety" will be deemed the death of the owner of the note, and the entire principal amount of the note so held will be subject to repayment.

     The death of a person owning a note in "tenancy in common" will be deemed the death of an owner of a note only with respect to the deceased holder's interest in the note so held by tenancy in common. However, if a note is held by husband and wife as tenants in common, the death of either will be deemed the death of the owner of the note, and the entire principal amount of the note so held will be subject to repayment.

     The death of a person who during his or her lifetime was entitled to substantially all of the beneficial interest of ownership of a note, will be deemed the death of the holder of the note for purposes of this provision, if the beneficial interest can be established to the satisfaction of the trustee and the Company. The beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act, community property or other joint ownership arrangements between a husband and wife and custodial and trust arrangements where one person has substantially all of the beneficial ownership interest in the note during his or her lifetime.


     The broker or other entity will be responsible for disbursing payments received from the trustee to the representative. See "Book-Entry Notes."


BOOK-ENTRY NOTES

     All of the notes we offer will be issued in book-entry only form. This means that we will not issue actual notes or certificates. Instead, we will issue global notes in registered form (each a "Global Note"). Each Global Note is held through DTC, as Depositary, and is registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the notes. Each note represents a beneficial interest in a Global Note.

     Beneficial interests in a Global Note are shown on, and transfers are effected through, records maintained by DTC or its participants. In order to own a beneficial interest in a note, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of ownership interests in the notes will be accomplished by making entries on the books of DTC participants acting on behalf of beneficial owners. Beneficial owners of these notes will not receive certificates representing their ownership interest, unless the use of the book-entry system is discontinued. So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be the sole holder of the notes represented thereby for all purposes, including payment of principal and interest, under the indenture. Except as otherwise provided below, the beneficial owners of the notes are not entitled to receive physical delivery of certificated notes and will not be considered the holders for any purpose under the indenture. Accordingly, each beneficial owner must rely on the procedures of DTC and, if such beneficial owner is not a DTC participant, on the procedures of the DTC participant through which such beneficial owner owns its interest in order to exercise any rights of a holder of a note under the indenture. The laws of some jurisdictions require that certain purchasers of notes take physical delivery of such notes in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the notes.

     Each Global Note representing notes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (i) DTC notifies us that it is unwilling or unable to continue as Depositary for the Global Notes or we become aware that DTC has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 and, in any such case, we fail to appoint a successor to DTC within 60 calendar days, (ii) we, in our sole discretion, determine that the Global Notes shall be exchangeable for certificated notes or
(iii) an event of default has occurred and is continuing with respect to the notes under the indenture. Upon any such exchange, the certificated notes shall be registered in the names of the beneficial owners of the Global Notes representing the notes.

     The following is based on information furnished by DTC:

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

     Purchases of the notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The beneficial interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interest in notes, except in the event that use of the book-entry system for the notes is discontinued.

     To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participant's to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the notes, such as redemption, tenders, defaults, and proposed amendments to the security documents. Beneficial owners of the notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners, or in the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

     Neither DTC nor Cede & Co. will consent or vote with respect to the notes. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the regular record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the regular record date (identified in a listing attached to the Omnibus Proxy).

     We will pay principal and any premium or interest payments on the notes in immediately available funds directly to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of these participants and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect form time to time. Payment of principal and any premium or interest to DTC is our responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participant.

     We will send any redemption notices to Cede & Co. If less than all of the notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

     DTC may discontinue providing its services as securities depository for the notes at any time by giving us reasonable notice. Under such circumstances, if a successor securities depository is not obtained, we will print and deliver certificated notes.

     The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

LIMITATION ON LIENS

     Each note will be unsecured senior debt of Household Finance Corporation. In the indenture, we agree that we will not issue, assume or guarantee any debt for borrowed money which is secured by a mortgage, pledge or other lien on our property unless any notes then outstanding are secured to the same extent.

     This obligation does not apply to:

     - liens that secure the payment of any portion of the purchase price of property or debt acquired by us or the construction or improvement of property or any other lien existing at the time we acquired the property or debt;

     - liens on property of another company that exist at the time we acquire substantially all the assets or stock of the company;

     - liens securing debts we have with a subsidiary;

     - liens of any government or agency securing payments required under any contract, law, or debt owed or guaranteed relating to the purchase or construction of property subject to the lien;

     - liens on properties financed through tax-exempt municipal transactions;

     - liens existing prior to March 1, 2001 (the date of the indenture for the notes);

     - any renewal or extension of any lien referred to in any of the items listed above; and

     - guarantees, cash deposits or other liabilities in connection with sales, securitizations or discounting of receivables in the ordinary course of our business.

     Our obligation to secure the notes equally with other debts for borrowed money also does not apply if the total amount of the other debt is 10% or less of our "Consolidated Net Worth." The obligation also does not apply if we sold property and then leased it from the purchaser and under accounting rules the lease is not included as a liability on our balance sheet. Our "Consolidated Net Worth" is the difference between our assets and liabilities as shown on our most recent audited consolidated financial statements.

DEFEASANCE

     If we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the maturity date or a redemption or repayment date for particular notes, we will not have any further obligations with respect to those notes. Holders of notes would be able to look only to the trust funds for payment of principal, premium, if any, and interest on the notes. If this happens, the holders of the notes will not be entitled to the benefits of the indenture except for registration of transfer and exchange of notes.

     Under United States Federal income tax law as of the date of this prospectus, a discharge of our obligations related to the notes may cause holders to be treated as if they had exchanged the notes. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the notes and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be included without the discharge. Prospective investors are urged to consult their own tax advisors as to the consequences of a discharge, including the applicability and effect of tax laws other than the United States Federal income tax law.

MODIFICATION OF THE INDENTURE

     Under the indenture, our rights and obligations and the rights of the holders of any notes may be changed. Any change requires the consent of a majority (by principal amount) of the holders of the outstanding notes to be affected, voting as one class. However, changes can be made without the consent of any holder if the changes do not affect the rights of a holder in any negative way. No changes to the timing of when payments are due, terms of payment of principal or interest, or reducing the percentage required for changes, is effective against any holder without its consent.

CONSOLIDATION, MERGER OR SALE

     Under the indenture, we are permitted to consolidate or merge with another company. We are also permitted to sell all or substantially all of our assets. However, we may not merge or consolidate with any corporation or sell substantially all of our assets as an entirety unless:

     - we are the surviving corporation or the successor corporation is a United States company that expressly assumes the obligation to make all required payments on the notes and to perform and observe all the covenants and conditions of the indenture binding on us; and

     - immediately after the merger, consolidation, or sale, we, or the successor corporation, are not in default in the performance of a covenant or condition in the indenture.

EVENT OF DEFAULT

     "Event of Default" means any of the following:

     - failure to pay the principal (or premium, if any), on any notes when due and payable;

     - failure for 30 days to pay interest due and payable on any notes;

     - failure to perform any other requirements in the notes, or in the indenture, for 60 days after notice;

     - certain events of insolvency; and

     - certain defaults relating to money borrowed by us under another indenture for which the trustee acts as trustee which results in that debt becoming immediately due.

     An event of default for a particular series of our debt securities does not necessarily mean that an event of default has occurred for the notes. If an event of default occurs and continues, the trustee or the holders of at least 25% of the principal amount of the notes affected by that event of default may require us to immediately repay the entire principal of the notes. Subject to certain conditions, the holders of at least a majority in aggregate principal amount of the notes can vote to waive such requirement to immediately repay the notes.

     Within 90 days after a default occurs, the trustee must notify the holders of the notes of the default if we have not remedied it (default is defined to include the events specified above without the grace periods or notice). The trustee may withhold notice to the holders of any default (except in the payment of principal or interest) if the trustee in good faith believes not sending such notice to be in the interest of the holders.

     Subject to the provisions of the indenture relating to its duties in case of default, the trustee shall be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any holders unless such holders offer the trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in principal amount of a series of notes may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the trustee with respect to such series of notes.

CONCERNING THE TRUSTEE


     We maintain a banking relationship with The Chase Manhattan Bank or affiliates thereof. The Chase Manhattan Bank or affiliates thereof may also have other financial relations with us and other corporations affiliated with us.



                              ERISA CONSIDERATIONS


     THE DISCUSSION HEREIN OF ERISA IS GENERAL IN NATURE AND IS NOT INTENDED TO BE ALL-INCLUSIVE. ANY FIDUCIARY OF AN ERISA PLAN, GOVERNMENTAL PLAN OR CHURCH PLAN CONSIDERING AN INVESTMENT IN THE NOTES SHOULD CONSULT WITH ITS LEGAL ADVISORS REGARDING THE CONSEQUENCES OF SUCH INVESTMENT.

GENERAL

     A fiduciary of an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider fiduciary standards under ERISA in the context of the particular circumstances of such plan before authorizing an investment in the notes. Such fiduciary should consider whether the investment satisfies ERISA's diversification and prudence requirements and whether the investment is in accordance with the documents and instruments governing the plan. In addition, ERISA and the Code prohibit a wide range of transactions ("Prohibited Transactions") involving the assets of a plan subject to ERISA or the assets of an individual retirement account or plan subject to Section 4975 of the Code or any entity in which such plan invests whose assets are deemed "plan assets" (hereinafter an "ERISA Plan") and persons who have certain specified relationships to the ERISA Plan ("parties in interest," within the meaning of ERISA, and "disqualified person," within the meaning of the Code). Such transactions may require "correction" and may cause the ERISA Plan fiduciary to incur certain liabilities and the parties in interest or disqualified persons to be subject to excise taxes.

     Governmental plans and certain church plans (each as defined under ERISA) are not subject to the Prohibited Transaction rules. Such plans may, however, be subject to federal, state or local laws or regulations which may affect their investment in the notes. Any fiduciary of such a governmental or church plan considering an investment in the notes should determine the need for, and the availability, if necessary, of any exemptive relief under such laws or regulations.

PROHIBITED TRANSACTIONS

     We may be a party in interest or disqualified person with respect to an ERISA Plan investing in the notes. Therefore, such investment by an ERISA Plan may give rise to a Prohibited Transaction in the form of a sale of property by us to the investing ERISA Plan or an extension of credit by the investing ERISA Plan to us. Consequently, before investing in the notes, any person who is, or who is acquiring such securities for, or on behalf of, an ERISA Plan should determine either that we are not a party in interest or disqualified person with respect to the ERISA plan or that a statutory or an administrative exemption from the Prohibited Transaction rules discussed below or otherwise available is applicable to such investment in the notes or that such investment in, or acquisition of, such securities will not result in a Prohibited Transaction.

     The statutory or administrative exemptions from the Prohibited Transaction rules under ERISA and the Code which may be available to an ERISA Plan, which is investing in the notes, include:

     - Prohibited Transaction Class Exemption ("PTCE") 90-1, regarding investments by insurance company pooled separate accounts;

     - PTCE 91-38, regarding investments by bank collective investment funds;

     - PTCE84-14, regarding transactions effected by qualified professional asset managers;

     - PTCE 96-23, regarding transactions effected by in-house managers; and

     - PTCE 95-60, regarding investments by insurance company general accounts

     - The above are collectively referred to as the "ERISA Investor
       Exemptions").

     The notes may not be acquired by any Person who is, or who in acquiring such notes is using the assets of, an ERISA Plan unless one of the ERISA Investor Exemptions or another applicable exemption is available to the ERISA Plan. The acquisition of the notes by any person or entity who is, or who in acquiring such notes is using the assets of, an ERISA Plan shall be deemed to constitute a representation by such person or entity to us either that we are not a disqualified person or party in interest with respect to the ERISA Plan or that such person or entity is eligible for exemptive relieve available pursuant to either the ERISA Investor Exemptions or another applicable exemption with respect to the acquisition and holding of such notes.

                              PLAN OF DISTRIBUTION

     Under the terms of a Selling Agent Agreement dated as of March   , 2001,
the notes are offered from time to time by us to the Purchasing Agent for subsequent resale to the agents and other dealers. The Purchasing Agent and the agents are parties to that agreement. The notes will be offered for sale in the United States only. Dealers who are members of the selling group have executed a Master Selected Dealer Agreement with the Purchasing Agent. The agents have agreed to use their reasonable best efforts to solicit offers from investors to purchase the notes. We also may appoint additional agents to solicit offers to purchase the notes. Any solicitation and sale of the notes through those additional agents, however, will be on the same terms and conditions to which the original agents have agreed. We will pay the Purchasing Agent a gross selling concession to be divided among the Purchasing Agent and the other agents as they agree. The concession is payable to the Purchasing Agent in the form of a discount ranging from 0.2% to 3.0% of the non-discounted price for each note sold. The Purchasing Agent also may sell notes to dealers at a discount not in excess of the concession it received from us.

     Following the solicitation of orders, each of the agents, severally and not jointly, may purchase notes as principal for its own account from the Purchasing Agent. Unless otherwise set forth in the applicable pricing supplement, these notes will be purchased by the agents and resold by them to one or more investors at a fixed public offering price. After the initial public offering of notes to be resold by an agent to investors, the public offering price (in the case of notes to be resold at a fixed public offering price), concession and any discount may be changed.

     We have the sole right to accept offers to purchase notes and may reject any proposed offer to purchase notes in whole or in part. The Purchasing Agent and each agent also has the right, in its discretion reasonably exercised, to reject any proposed offer to purchase notes in whole or in part. We reserve the right to withdraw, cancel, or modify any offer without notice. We also may change the terms, including the interest rate we will pay on the notes, at any time prior to our acceptance of an offer to purchase.

     The Purchasing Agent and each of the agents may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. We have agreed to indemnify the Purchasing Agent and each of the agents against certain liabilities, including liabilities under the Securities Act of 1933. We have also agreed to reimburse the Purchasing Agent and the agents for certain expenses.

     No note will have an established trading market when issued. We do not intend to apply for the listing of the notes on any securities exchange, but we have been advised by the agents that the agents may purchase and sell notes in the secondary market as permitted by applicable laws and regulations. The agents are not obligated to make a market in the notes, and they may discontinue making a market at any time without notice. Neither we nor the agents can provide any assurance regarding the liquidity of any trading market for any notes. All secondary trading in the notes will settle in immediately available funds. See "Book-Entry Notes."

     In connection with certain offerings of notes, the rules of the SEC permit the Purchasing Agent to engage in transactions that may stabilize the price of the notes. The Purchasing Agent will conduct these activities for the agents. These transactions may consist of short sales, stabilizing transactions and purchases to cover positions created by short sales. A short sale is the sale by the Purchasing Agent of a greater amount of notes than the amount the Purchasing Agent has agreed to purchase in connection with an offering of notes. Stabilizing transactions consist of certain bids or purchases made by the Purchasing Agent to prevent or retard a decline in the price of the notes while an offering of notes is in process. In general, these purchases or bids for the notes for the purpose of stabilization or to reduce a syndicate short position could cause the price of the notes to be higher than it might otherwise be in the absence of those purchases or bids. The Purchasing Agent makes no representation or prediction as the direction or magnitude of any effect that these transactions may have on the price of any notes. In addition, the Purchasing Agent is not required to engage in these activities and may end any of these activities at any time.

     The agents or dealers to or through which we may sell notes may engage in transactions with us and perform services for us in the ordinary course of business.

                      WHERE YOU CAN FIND MORE INFORMATION

     Household Finance Corporation files annual, quarterly and special reports and other information with the SEC. You may read and copy any document filed by HFC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public on the SEC's Internet web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference the HFC documents listed below and any future filings made by HFC with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the notes.

     - Annual Report on Form 10-K for the year ended December 31, 1999.

     - Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

     - Current Report on Form 8-K dated February 10, 2000.

     You may request a copy of these filings, at no cost, by writing, emailing or telephoning us at: Household Finance Corporation, Office of the Secretary, 2700 Sanders Road, Prospect Heights, Illinois 60070, Telephone (847) 564-5000, email: djoakes@household.com.

                                 LEGAL OPINIONS


     John W. Blenke, the Vice President-Corporate Law and Assistant Secretary of Household International, Inc. will issue a legal opinion concerning the legality of the notes. Certain legal matters will be passed upon for the Purchasing Agent and the agents by McDermott, Will & Emery, Chicago, Illinois. Mr. Blenke is a full-time employee and an officer of Household International, Inc. and owns, and holds options to purchase, shares of Common Stock of Household International, Inc.


                                    EXPERTS

     Arthur Andersen LLP, independent public accountants, audited our financial statements and schedules, which are incorporated by reference in this prospectus, to the extent and for the periods indicated in their report. These financial statements are incorporated by reference herein in reliance upon the authority of Arthur Andersen as experts in accounting and auditing in giving these reports.

                                    PART II



                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 16.  EXHIBITS.



    1    Form of Selling Agent Agreement.
  4.1    Standard Multiple-Series Indenture Provisions for Senior
         Debt Securities dated as of June 1, 1992. (Incorporated by reference to Exhibit 4(b) of HFC's Registration Statement on
         Form S-3 (No. 33-48854)).
 *4.2    Indenture dated as of March 1, 2001 for Senior Debt
         Securities between HFC and The Chase Manhattan Bank.
    5    Opinion and Consent of Mr. J. W. Blenke, Vice
         President -- Corporate Law and Assistant Secretary of
         Household International, Inc.
   12    Statement on the Computation of Ratio Earnings to Fixed
         Charges.
 23.1    Consent of Arthur Andersen LLP, Certified Public
         Accountants.
 23.2    Consent of Mr. J. W. Blenke, Vice President -- Corporate Law
         and Assistant Secretary of Household International, Inc., is
         contained in his opinion (Exhibit 5).
   24    Power of Attorney (included on page II-4).
   25    Statement of eligibility of The Chase Manhattan Bank.
    *    Filed herewith - all other Exhibits previously filed.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORM S-3 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PROSPECT HEIGHTS, AND STATE OF ILLINOIS, ON THE 5TH OF MARCH, 2001.

                                          HOUSEHOLD FINANCE CORPORATION

                                          By       /s/ JOHN W. BLENKE

                                            ------------------------------------

                                                       John W. Blenke


                                                      Vice President



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORM S-3 HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 5TH DAY OF MARCH, 2001.



                SIGNATURE                                              TITLE
                ---------                                              -----
                    *                         President and Chief Executive Officer, Director
------------------------------------------
              (G. D. Gilmer)

                    *                         Executive Vice President -- Chief Financial Officer and
------------------------------------------    Chief Accounting Officer, Director
            (D. A. Schoenholz)

                    *                         Director
------------------------------------------
             (W. F. Aldinger)

                    *                         Director
------------------------------------------
              (J. A. Vozar)

         *By: /s/ JOHN W. BLENKE
   ------------------------------------
             (John W. Blenke)
             Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                         DOCUMENT DESCRIPTION
-------                        --------------------
     1     Form of Selling Agent Agreement.
   4.1     Standard Multiple-Series Indenture Provisions for Senior
           Debt Securities dated as of June 1, 1992. (Incorporated by reference to Exhibit 4(b) of HFC's Registration Statement on
           Form S-3 (No. 33-48854)).
  *4.2     Indenture dated as of March 1, 2001 for Senior Debt
           Securities between HFC and The Chase Manhattan Bank.
     5     Opinion and Consent of Mr. J. W. Blenke, Vice
           President -- Corporate Law and Assistant Secretary of
           Household International, Inc.
    12     Statement on the Computation of Ratio Earnings to Fixed
           Charges.
  23.1     Consent of Arthur Andersen LLP, Certified Public
           Accountants.
  23.2     Consent of Mr. J. W. Blenke, Vice President -- Corporate Law
           and Assistant Secretary of Household International, Inc., is
           contained in his opinion (Exhibit 5).
    24     Power of Attorney (included on page II-4).
    25     Statement of eligibility of The Chase Manhattan Bank.
     *     Filed herewith - all other Exhibits previously filed.